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                                                                      EXHIBIT 15





            LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION




The Board of Directors and Shareholders
Marine Drilling Companies, Inc.:

     Re:  Registration Statement No. 33-56920 on Form S-8 dated January 11, 1993
                                 No. 33-61901 on Form S-8 dated August 17, 1995 No. 333-6997 on Form S-3 dated June 27, 1996 No. 333-6995 on Form S-4 dated June 27, 1996

     With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 16, 1996, related to our review of interim financial information. Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant within the meanings of Sections 7 and 11 of the Act.





                                                    KPMG PEAT MARWICK LLP



Houston, Texas
October 16, 1996